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                                                                  EXHIBIT 4.1(i)

                      AMENDMENT NO. 1 TO SECURITY AGREEMENT

         AMENDMENT (this "Amendment"), dated as of January 28, 2000, to the Security Agreement, dated as of February 18, 1998 (the "Agreement"), made by Mentus Media Corp., a Delaware corporation and now known as Next Generation Network, Inc. (the "Company" or "Grantor"), in favor of United States Trust Company of New York as trustee (in such capacity, the "Trustee") under the Indenture referred to below, in its capacity as collateral agent (in such capacity, the "Collateral Agent") for the ratable benefit of the registered holders (the "Noteholders") of the 12% Senior Secured PIK Notes due 2003 (the "Notes") issued by the Company, under the Indenture dated as of February 18, 1998 (the "Indenture"), between the Company and the Trustee.

                                   WITNESSETH:

         WHEREAS, the Company proposes to amend the Indenture and the Agreement;

         WHEREAS, the Company has obtained the consents of the requisite number of Noteholders with respect to amending the Indenture and the Agreement;

         NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein and other good and valuable consideration, the parties hereto agree as follows:

         SECTION 1. Definitions. All capitalized terms not otherwise defined in this Amendment are used herein as defined in the Agreement.

         SECTION 2. Amendment to the Agreement. The Agreement is hereby amended effective as of the date hereof as follows:

         Section 9 of the Agreement is hereby amended by adding the following language at the end thereof:

                  "Notwithstanding any other provision of this Section 9, in the event the Collateral Agent or any other purchaser at a foreclosure sale or sale under private power contained in the Indenture or this Security Agreement succeeds to the interest of a Grantor under any Contract providing for the license or sublicense to a third-party of any technology or know-how (including, but not limited to, any Copyright, Trademark or Patent) owned or leased by such Grantor, which license agreement was entered into consistent with the terms of the Indenture (each such agreement, a "Tech License Agreement"), by reason of foreclosure or by any other manner, it is agreed that:

                  Subject to the observance and performance by the licensee under such Tech License Agreement (the "Licensee") of all of the terms, covenants and conditions of the Tech License Agreement to be observed and performed on the part of the Licensee, the Collateral Agent or such other purchaser shall recognize the licensing rights of Licensee


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         under all of the terms, covenants and conditions of the Tech License
         Agreement for the remaining balance of the term (as the same may be extended in accordance with the provisions of the Tech License Agreement) with the same force and effect as if the Collateral Agent or such other purchaser were the licensor under the Tech License Agreement and the Tech License Agreement shall remain in full force and effect and shall not be terminated, except in accordance with the terms of the Tech License Agreement; provided, however, that the Collateral Agent or such other purchaser shall not be (i) liable for any act or omission of the Grantor or any prior licensor or (ii) obligated to cure any defaults of the Grantor or any other prior licensor under the Tech License Agreement which occurred prior to the time that the Collateral Agent or such other purchaser succeeded to the interest of the Grantor or any other prior licensor under the Tech License Agreement. The Company may place copies of software (including without limitation source code and object code) and other information in escrow to assure the Licensee of access thereto pursuant to such Tech License Agreement."

         SECTION 3. APPLICABLE LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         SECTION 4. Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

         SECTION 5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but which taken together shall constitute one agreement.

         SECTION 6. The Collateral Agent. The Collateral Agent is not responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, all of which are made solely by the Company.


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                  IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date and year first written above.

GRANTOR:                                         NEXT GENERATION NETWORK, INC.


                                                 By:___________________________
                                                 Name:_________________________
                                                 Title:________________________


Accepted and Agreed:

UNITED STATES TRUST COMPANY
  OF NEW YORK, as Collateral Agent


By:_________________________________
Name:_______________________________
Title:______________________________


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